EXHIBIT 99.1

August 3, 2023

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President

One Year Into a 100-Year Review

It was in this report one year ago that I first highlighted to our members the Federal Housing Finance Agency’s FHLBank System at 100: Focusing on the Future initiative, which FHFA Director Sandra Thompson announced at a House Financial Services Committee hearing on July 20, 2022. The effort, created with a view towards the 100th anniversary of the Federal Home Loan Bank System in 2032, is aimed at ensuring that the Home Loan Banks are best positioned to continue to act on our mission and meet the needs of our members and the communities we serve, today and well into the future. The first set of listening sessions kicked off in September 2022 and the public input component of the effort wrapped up in March 2023, right as our nation’s banking system was in the midst of a liquidity crunch – a period of extreme market stress in which the Federal Home Loan Banks once again executed on our foundational liquidity mission and served as a reliable, stable and stabilizing source of funding for our members.

Over the course of our 91-year history, the Federal Home Loan Bank System has been subject to many reviews by Congress and the various regulatory bodies tasked with the safety and soundness of our operations. And, over time and as determined by Congress, our role has evolved – for example, expanding our membership to include new institution types, or expanding our mission to include our affordable housing mandate through the Affordable Housing Program. Throughout our history, Congress has repeatedly affirmed our liquidity mission and cooperative structure – the form and function that have proven so effective and beneficial not only to our members and the customers and communities they serve, but to the stability of the U.S. financial system time and again.

It is my hope that this is the end result of the FHLBank System at 100 initiative, as well – an effort that recognizes and enhances the vital role that the Federal Home Loan Banks play for our members and the market, while strengthening our ability to address the affordable housing component of our mission that each Federal Home Loan Bank takes very seriously and continues to build out.

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A System That Benefits From All of Its Members, To The Benefit of Consumers and Communities Nationwide

Those that engage with a Home Loan Bank on a regular basis understand this role well. But the combination of the March 2023 bank failures and resulting market upheaval and the FHLBank System at 100 review has brought an expanded audience to the System, one with no or little experience with the Home Loan Banks, and thus without a deep understanding of our role and purpose. That lack of understanding can create room for rumor and conjecture, as seen in the run-up to the Independence Day holiday, when an unsourced media report speculated that the FHFA’s review could include a recommendation limiting the ability of the System’s large members to access their Federal Home Loan Bank, despite no public indication from the FHFA itself that this might be a potential outcome of its review. But on such an important matter, even speculation must be addressed, as Ryan Donovan, president and CEO of the Council of Federal Home Loan Banks, did in a July 12 editorial in American Banker. In his piece, The Federal Home Loan Bank System Must Stay Open to Large Institutions, Mr. Donovan clearly stated:

“The limitations on the access of large financial institutions to the Home Loan Bank System carry serious implications that could endanger the financial sector, harm borrowers and communities and hinder efforts to make homeownership more affordable.”

Given the District that we serve, with its broad array of financial institutions, the membership of the FHLBNY serves as a reflection of the entire System, with members representing institutions of all shapes and sizes. The System’s diverse membership is one of its core strengths, and our large members are key contributors. Large members are among the System’s most active borrowers, helping us maintain our daily presence in the debt market and enabling us to issue debt at lower yields and offer better pricing to all of our members – a benefit of our cooperative structure, especially for the System’s smaller members that have limited or no direct access to the capital markets other than through their Home Loan Bank. The System’s daily presence in the debt markets also makes it easier for us to ramp up issuance to meet increased advance demand during times of stress, positioning the System to be a liquidity first responder for our members, as seen most recently in March 2023, but also during the uncertainty at the onset of the COVID-19 pandemic in March 2020, the start of the 2007-08 financial crisis, and at other challenging points over the past nine decades.

The Home Loan Banks were not created to serve members only in times of stress, however. Equal access to advances to members of all sizes in all market environments helps keep credit more available for consumers and businesses every day, resulting in increased lending and reduced mortgage costs for borrowers. This was well documented in a 2021 University of Wisconsin study, which found that the Federal Home Loan Banks “increase mortgage originations by $130 billion and saves the borrower $13 billion in interest payments every year.”

The System’s larger members are essential to our ability to execute on our foundational liquidity mission, but they are also key supporters of our affordable housing mission. Limiting large member participation in the System would reduce both advance and income levels, which would proportionately reduce funding for each Home Loan Bank’s Affordable Housing Program, which is funded directly from our earnings. Additionally, as Ryan Donovan highlighted in his editorial, more than 40 percent of the System’s AHP sponsors are large bank members – key partners in our efforts to get grant dollars into the communities we serve.

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During the FHLBank System at 100 listening sessions, stakeholders from across the country emphasized the important role the Home Loan Banks play for members of all sizes, and many commenters noted the likely negative impact to the cost of credit for communities across the country should large member activity be constrained. But it is not just System stakeholders that recognize this. Market analysts were also quick to identify the impact of limiting such access. In an interview that ran shortly after the media report speculating that large member access could be limited, the head of U.S. rates strategy at TD Securities stated:

“For banks, the impact of limiting FHLB advances would force them to look elsewhere for funding such as CP/CF, which would sharply increase the cost of funding.”

He noted that this impact “would also sharply restrict banks’ ability to make loans during times of stress, which is when FHLB advances are typically used as a backstop to the financial system.” The following week, a July 7 research report from Morgan Stanley identified the same concern, stating:

“Given the importance of the [FHLB] system to the mortgage market and domestic banks, recent headlines suggesting that the FHFA is weighing limiting banks’ ability to borrow from the FHLB would also be a headwind to bank demand. Given the recent headlines, we think the outcome of the review could be a meaningful risk event.”

Both the FHLBNY and the Federal Home Loan Bank System as a whole draw strength from the full slate of our diverse membership, and it is our hope that the talk of limiting any member’s access to their Home Loan Bank is simply speculation. The Federal Home Loan Banks serve as risk buffers for our members and for the broader financial system; there is no reason to limit our ability to serve our larger members and in doing so, as Morgan Stanley points out, create a meaningful risk event.

The FHFA’s FHLBank System at 100 report is expected to be released by the end of September. Many System stakeholders have provided input throughout this process on why the Federal Home Loan Banks are important, how we work well and where our efforts can be enhanced, and that input has been vital to this effort. It will be equally important for these stakeholders to review the report upon release to ensure that the resulting recommendations are aimed at positioning the Federal Home Loan Banks to continue to execute on our foundational liquidity mission, serve all our members and support our communities well into our second century as we have done so well through our first nine decades.

FHLBNY Announces Second Quarter Operating Highlights

Our second quarter Operating Highlights, which we announced on July 27, are a reflection of the essential nature of our mission. For the quarter, our advance balances declined by 14 percent from March 31, 2023 – both a sign that our members had successfully navigated through the challenging period in March and that the FHLBNY is operating as designed, seamlessly expanding and contracting based on member need. This contraction was experienced on a System level during the quarter, with Systemwide advances decreasing by $163 billion during the quarter.

This is how the Federal Home Loan Banks, established during the Great Depression, were built to respond to a crisis – liquidity first responders that play a stabilizing role for our members and the market. But, as I noted in our Operating Highlights announcement, and as our members know, the Federal Home Loan Banks do not exist to serve our members only in times of stress. FHLBNY membership provides access to liquidity in all operating environments, but also access to the various products and programs we offer our members that align with our mission and support your ability to serve your customers and communities. This includes our Mortgage Asset Program, which experienced its most active quarter yet in the second quarter. This also includes our Municipal Letters of Credit (“MULOC”) product, which has seen significant member interest since the events of March – with our book of business averaging nearly $20 billion since that period. Our MULOC product provides members with a cost-effective way to utilize whole loan mortgage collateral to secure uninsured municipal deposits rather than encumbering highly liquid securities, thereby supporting a greater level of on-balance sheet liquidity. And most recently, this includes our newest offering, the 0% Development Advance (“ZDA”) Program, through which the FHLBNY provides members with a full suite of advance products that offer subsidized funding to assist in the originating or purchasing of loans that address a number of key local community needs. We launched the ZDA Program on July 10 with a total of $10 million in interest rate credits available to members and, due to significant member support for this new program, this first round was fully reserved within just a few hours. We have established a waitlist in the event that additional funds become available for this round; members interested in being placed on the waitlist should contact their Relationship Manager for more information.

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The relationship between the FHLBNY and our members – and between any Home Loan Bank and its members – encompasses all of this: stability in a crisis, reliability in all economic cycles, and a dependable source of on-demand funding through which members of all types and sizes can help their customers and communities grow. This is how the Federal Home Loan Banks have operated for 91 years, and with your help and continued support, how we must move forward into our second century.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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